Exhibit 99.1

Vivint Smart Home Partners with Citizens Bank to Offer Vivint Flex Pay

New payment plan gives consumers more flexibility in purchasing a Vivint smart home

PROVO, Utah and PROVIDENCE, RI (January 3, 2017) – Vivint Smart Home, a leading smart home services provider in North America, and Citizens Bank today announced an innovative payment plan that will significantly change the way consumers purchase smart home products and services. With Vivint Flex Pay™, customers will pay separately for products and services when creating a customized smart home, with qualifying customers able to access zero-percent (0% APR) interest financing through Citizens Bank.

“By separating the purchase of products and services, we’re introducing a model similar to the one used in the cell phone industry to provide greater flexibility for consumers as their needs evolve,” said Alex Dunn, president at Vivint Smart Home. “This new payment plan will make it easier for Vivint customers to continue to add the latest innovations to their smart homes.”

When building their system, customers can choose from a variety of smart home and security products, including smart door locks, thermostats, indoor and outdoor cameras, doorbell camera, voice control through Amazon Echo, and a variety of smart sensors. A separate service agreement provides customers complete control from anywhere via the Vivint Smart Home app, in-home service, 24/7 customer support, award-winning monitoring and an equipment warranty.

“We are excited to partner with Vivint to bring this unique payment option to consumers,” said MK Fiorille, head of unsecured lending, Citizens Bank. “This partnership marks the next chapter of Citizens’ strategy to create innovative financing solutions that offer customers simplicity, flexibility, and help them manage their finances.”

Vivint Flex Pay will provide customers with two options for purchasing a customized Vivint smart home system:

•

Zero-percent interest financing – Qualifying customers can purchase a customized smart home package, including installation, with a zero-percent (0% APR) interest installment loan from Citizens Bank, one of the nation’s largest retail banks, and a preferred financing partner for several Fortune 500 companies. Along with the loan, customers enter into a service agreement with simple pricing of $39.99 per month for smart security or $49.99 per month for smart home. After paying off their zero-percent (0% APR) interest loan, customers pay only their monthly service agreement.

•	No contract option – Customers can pay for a customized smart home package up front and sign up for a monthly service subscription for $39.99 for smart security or $49.99 for smart home.

Vivint Smart Home plans to roll out Vivint Flex Pay to customers during the first quarter of 2017.

In addition to partnering with Vivint Smart Home on this innovative financing plan, Citizens Bank is one of the leading lenders to companies in the security service and smart home industry with a dedicated team of Security Finance Group bankers.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home products and services in North America. Vivint delivers its integrated smart home products and services with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24/7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $147.0 billion in assets as of September 30, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank,

N.A. and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent in the security and smart home industry, competition for security and smart home customers, litigation, complaints or adverse publicity, macroeconomic factors beyond Vivint Smart Home’s control, adverse publicity and product liability claims, increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements, cost increases or shortages in security and smart home technology products or components and the impact to Vivint Smart Home’s business, results of operations, financial condition and customer experience of the Vivint Flex Pay plan. In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and Vivint Smart Home’s ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions. Additional factors that could cause Vivint Smart Home’s results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of the Annual Report on Form 10-K of APX Group Holdings, Inc., Vivint Smart Home’s indirect parent, for the fiscal year ended December 31, 2015, filed with the SEC, as such factors may be updated from time to time in APX Group Holdings, Inc.’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in APX Group Holdings, Inc.’s filings with the SEC. Vivint Smart Home undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Press Contacts

Vivint Smart Home

Liz Tanner

801-229-6956

liz.tanner@vivint.com

Citizens Bank

Lauren DiGeronimo

781-471-1454

lauren.digeronimo@citizensbank.com